FiberCore
                                      Inc.
                                [GRAPHIC OMITTED]
                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE
November 17, 2003

                    FIBERCORE FILES FOR CHAPTER 11 PROTECTION

CHARLTON, MA - NOVEMBER 17, 2003 -- FiberCore, Inc. (FBCE.PK), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced it has voluntarily filed for protection under Chapter 11 of the U. S. Bankruptcy Code with the U.S. Bankruptcy Court for the District of Massachusetts, Western Division, late Friday afternoon, November 14th, as well as various motions, including a motion for initial DIP financing, today.

The Company's foreign and domestic operating fiber subsidiaries are not involved in the filing, and the Company, which serves primarily as a holding company, intends to utilize the Chapter 11 process to restructure its balance sheet, while continuing to operate its subsidiaries in Germany and Brazil. The Company trusts that the filing will not impact day-to-day operations of its fiber subsidiaries.

In support of the restructuring effort, the Company is pursuing breach of contract claims and other potential recovery situations. Accordingly, the Company has instituted an adversarial proceeding in excess of $6,000,000 against CommScope Inc. in bankruptcy court, which we expect will provide an expedited process.

Mohd Aslami, chairman and chief executive officer of the Company said, "Unfortunately, the decision to file was unavoidable, given the inability to raise working capital in the U.S. following the $5.3 million (yen-denominated) Shin-Etsu arbitration award in late July. Moving forward, we will work with our lenders, trade creditors, employees, and prospective buyers/investors, which we believe is in the best interests of all, as we seek to maximize the value of the business."

FiberCore, Inc. develops, manufactures, and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the-Home, and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

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For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; the ability of the Company to maintain sufficient debtor-in-possession financing to fund its expenses during the Chapter XI process; the Company's ability to obtain court approval with respect to motions in the Chapter XI proceeding; the ability of the Company to develop, prosecute, confirm, and consummate a plan of reorganization with respect to the Chapter XI proceeding; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization to appoint a Chapter XI trustee or to convert the case to a Chapter VII proceeding and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACTS:
AT THE COMPANY:
---------------
Dr. Mohd A. Aslami, President/CEO
John D. Ronnquist, Interim CFO
508/248-3900


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FIBER OPTICS FOR THE NEXT GENERATION
------------------------------
253 Worcester Rd o P.O. Box 180 o Charlton, MA 01507 o Tel: (508) 248- 3900
o Fax: (508) 248-5588